IFF [LETTERHEAD LOGO]




                                                 JUNE 23, 1998



Mr. Carlos A. Lobbosco
Alvear Avenue 1654
4th Floor
Buenos Aires, Argentina

Dear Carlos,

     This letter will outline the understandings you and International Flavors & Fragrances Inc. ("IFF") have reached in respect of your assignment, effective July 1, 1998, to Europe as the Fragrance Area Manager, EAME (the "Assignment"). We have agreed as follows:

     1. Effective July 1, 1998, your annual base salary will be the local currency equivalent of US$385,000, converted at official exchange rates. Your salary will be reviewed annually in accordance with IFF policy for officers of IFF.

     2. IFF will cause to be leased for your use during the Assignment, in the name of the appropriate IFF subsidiary, an apartment in the metropolitan area of London, England or such other city in Europe in which you and IFF agree you will reside (the "Apartment"). IFF will cause the rent and utilities (other than telephone) to be paid on the Apartment. The initial monthly rent for the Apartment may not exceed US $5,000 without my prior written approval. Any taxable income that you are required to recognize as a result of the Company's leasing the Apartment for your use will be considered "Other Assignment Income", as defined in Section 5 below. You will be responsible for all costs related to any housing that you continue to maintain in Argentina during the Assignment.

     3. During the Assignment you will continue to participate in the IFF Management Incentive Compensation Plan ("MICP") on the same terms as you currently


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                                                          MR. CARLOS A. LOBBOSCO
                                                                   JUNE 23, 1998
                                                               PAGE 2 OF 7 PAGES



          participate in the MICP. Your MICP award will continue to be based on a combination of the performance of IFF as well as your own. MICP will be paid to you in US Dollars. MICP for 1998 will be calculated as a percentage of your 1998 year-end salary (US$385,000).

     4. You acknowledge that, on June 15, 1998, you were granted a stock option award of 35,000 shares of IFF Common Stock under, and subject to the terms and conditions of, the IFF 1997 Employee Stock Option Plan. Two copies of a Stock Option Agreement are enclosed with this letter. Please execute and return one copy to Steve Block in New York.

     5. To the extent that the effective aggregate income tax rate on your annual base salary and MICP during and relating to the Assignment ("Assignment Salary and Bonus") exceeds 26%, IFF will reimburse you, on a fully "grossed up" basis, for all taxes in excess of 26% in respect of such taxable Assignment Salary and Bonus. IFF will fully "gross up" any other taxable income relating to the Assignment that you are required to recognize ("Other Assignment Income"). Assignment Salary and Bonus and Other Compensation Income are sometimes collectively referred to as "Assignment Compensation." The effective aggregate income tax rate on your Assignment Salary and Bonus, and the tax due on Other Assignment Income, will be determined by considering taxes owed on the Assignment Salary and Bonus and Other Assignment Income in any country in which such taxes are required to be paid, and will be calculated by Price Waterhouse LLP or such other independent public accountants whom IFF may elect to retain to prepare your income tax returns related to Assignment Compensation (the "Accountant"). IFF will pay that percentage of the cost of having your taxes prepared by the Accountant that Assignment Compensation bears to total taxable income reported in returns prepared for you by the Accountant (the "Assignment Compensation Percentage"). The determination by the Accountant of (a) the effective aggregate income tax rate in respect of Assignment Salary and Bonus, (b) taxes owed on Other Assignment Income, and (c) the Assignment Compensation Percentage will be binding on both you and IFF. You will be fully and solely responsible for all taxes due in any


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                                                          MR. CARLOS A. LOBBOSCO
                                                                   JUNE 23, 1998
                                                               PAGE 3 OF 7 PAGES



          country in respect of any income (whether or not compensation from IFF) other than Assignment Compensation. Any taxable income that you are required to recognize as a result of the Company's payment of the Assignment Compensation Percentage will be considered Other Assignment Income.

     6. During the Assignment you will continue to participate in the IFF TCN Pension Plan (the "TCN Plan"). IFF agrees to assure that, upon your retirement from the Company, you will receive an aggregate minimum monthly pension, expressed as a 60-month annuity certain (the "Pension"), of at least the amount in respect of the various retirement dates set forth in the schedule below (the "Pension Schedule"). The Pension will be paid in US Dollars. If your actual retirement date (the "Retirement Date") falls between any two dates in the Pension Schedule, the Pension will be adjusted accordingly.

          The amount of the Pension will first be calculated by aggregating the retirement benefits which you have or will have earned at your actual retirement date from all sources in which you currently participate or have participated during your IFF service, including but not limited to the TCN Plan, pension plans of other IFF entities, and the Argentina social security/retirement system. The amount of the Pension will be calculated in accordance with the terms of the TCN Plan. If for any reason, the Pension as calculated under the TCN Plan does not provide the minimum Pension required by the Pension Schedule, IFF will pay you a monthly supplement amount so that your aggregate retirement benefit equals the Pension required by the Pension Schedule for the applicable retirement date. You will have the right to elect to receive the Pension in such a way that, rather than receiving a 60-month annuity certain (which provides no benefit for your surviving spouse beyond the fifth anniversary after the Retirement Date), your surviving spouse, upon your death, will continue to receive a benefit equal to 50% of the benefit you were receiving at your death. You acknowledge, however, that should you elect such a "joint and 50%" option, the amount to be paid to you at your retirement will be reduced actuarially from that set forth in the Pension Schedule.


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                                                          MR. CARLOS A. LOBBOSCO
                                                                   JUNE 23, 1998
                                                               PAGE 4 OF 7 PAGES



                             PENSION SCHEDULE
                             ----------------

          ---------------------------------------------------
                                        MINIMUM GUARANTEED
               RETIREMENT DATE         MONTHLY PENSION (US$)
               ---------------         ---------------------
                July 1, 1998                  7,365
          ---------------------------------------------------
                July 1, 1999                 10,400
          ---------------------------------------------------
                July 1, 2000                 13,400
          ---------------------------------------------------
                July 1, 2001                 16,500
          ---------------------------------------------------
                On or After                  19,600
             December 31, 2002
          ---------------------------------------------------


     7. It is currently anticipated that the Assignment will terminate as of July 1, 2001. IFF may elect in its sole discretion to cause the Assignment to terminate earlier, and the Assignment may be extended upon mutual agreement between you and IFF. After the termination of the Assignment, you intend to return to Argentina. From the termination of the Assignment until the Retirement Date, which is currently anticipated to be December 31, 2002, you will remain an employee of IFF, based in Buenos Aires, Argentina, and will perform such services for IFF as the Chairman of the Board of Directors of the Company may request. During this period your base salary will not be lower than that at the end of the Assignment, and you will continue to participate in the TCN Plan and have the same other benefits from IFF as you had in Argentina prior to the Assignment.

     8. During the Assignment, you will be eligible, as part of your paid vacation, for annual home leave to Argentina. IFF will pay for up to eight round trip business class airfares between Argentina and Europe, which may be used by you and members of your family. Any taxable income that you are required to recognize as a result of the Company's payment of any such airfares will not be considered Assignment Compensation, and will be your sole responsibility.

     9. Until the Retirement Date you will be covered for life, disability and travel insurance under those programs--including but not limited to life insurance


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                                                          MR. CARLOS A. LOBBOSCO
                                                                   JUNE 23, 1998
                                                               PAGE 5 OF 7 PAGES



          under IFF's basic and supplemental programs, of $900,000-maintained by IFF for its employees in the United States. You and your family will continue to be covered by the IFF Argentina medical scheme. You will also be included in the IFF global medical and dental program, currently administered by CIGNA.

     10. You may elect to have IFF provide you with an automobile (the "European Company Car") for your business and personal use in your city of residence during the Assignment. In that event, insurance, maintenance and other expenses in connection with the use of such at automobile will be paid and/or reimbursed in accordance with IFF policy. Any taxable income that you are required to recognize as a result of the provision or your use of the European Company Car will be considered Other Assignment Income. Should you elect to have IFF provide the European Company Car, then, within thirty (30) days after delivery of the European Company Car, you will either (a) purchase the automobile currently provided to you by IFF in Argentina (the "Argentine Company Car") at its then value, calculated in accordance with usual IFF practice, or (b) you will return the Argentine Company Car to IFF Argentina. Until and unless you elect to have IFF provide you with the European Company Car, you may retain the use of the Argentine Company Car on the same terms and conditions as it is now provided. If you have not previously purchased or returned the Argentine Company Car, on the Retirement Date you may purchase it at its then value, calculated in accordance with usual IFF practice.

     11. IFF Argentina will continue to pay your annual membership fees, up to a maximum of the equivalent in Argentine Pesos of US$9,000 per year (the "Club Fees"), in the Argentine Club in Buenos Aires. Should you elect to join a social/sport club in Europe, all fees and expenses of joining and/or maintaining your membership in such club will be your sole responsibility. Any taxable income that you are required to recognize as a result of IFF's payment of the Club Fees will not be considered Assignment Compensation, and will be your sole responsibility.

     12. IFF will pay on your behalf the out-of-pocket expenses associated with the shipment of your personal goods to


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                                                          MR. CARLOS A. LOBBOSCO
                                                                   JUNE 23, 1998
                                                               PAGE 6 OF 7 PAGES



          Europe at the commencement, and from Europe to Argentina at the termination, of the Assignment, in each case in accordance with the IFF Corporate Relocation Policy then in effect. The Company will also pay or reimburse you for all fees and expenses needed to obtain any visa other travel documents and/or work permits that may be required. You acknowledge that the effectiveness and continuing enforceability of this Agreement is conditioned upon your obtaining all authorizations necessary to enable you to undertake and to continue in the Assignment. IFF will assist you in obtaining and keeping all such authorizations. Finally, the Company acknowledges that, at the commencement of the Assignment you will initially work and reside in London. In accordance with the IFF Corporate Relocation Policy IFF will pay or reimburse you for your temporary living expenses in London until you move into your permanent residence, which you intend will occur within four months (by October 31, 1998). Any taxable income that you are required to recognize as a result of IFF's payment or reimbursement of any cost or expense contemplated by this Section 12 will be considered Other Assignment income.

     13. In the event your employment with IFF is terminated by IFF for any reason other than for "Cause" prior to December 31, 2002, and in connection with such termination you are not entitled to the benefits under the Executive Severance Agreement between you and the Company dated December 14, 1993, you will retire from IFF employment as of the termination date, which will be deemed the Retirement Date. In such event, you may elect (a) to commence receiving the Pension commencing immediately after the Retirement Date, or (b) in lieu of commencing to receive the Pension at the Retirement Date, to receive "Salary Continuation Payments" equal to your monthly base salary at the Retirement Date, for the shorter of (i) eighteen (18) months or (ii) if the Retirement Date occurs after July 1, 2001, the number of months between the Retirement Date and December 31, 2002, after which the Pension will commence (with the amount of the Pension-including the guaranteed minimum-computed based on your years of Service through the Retirement Date but with a commencement date based on your age on the actual date on which the Pension commences). After the Retirement


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                                                          MR. CARLOS A. LOBBOSCO
                                                                   JUNE 23, 1998
                                                               PAGE 7 OF 7 PAGES



          Date, you will be entitled to all other benefits then granted by IFF to retired employees of IFF Argentina. "Cause" will have the same meaning in this Agreement as in the Executive Severance Agreement.

     14. Should you die during the Assignment, IFF will assist your family in arranging for, and will pay all reasonable costs of, the repatriation of your remains and personal effects from Europe to Argentina.

     Carlos, if the terms set forth above accurately reflect our understanding, please sign and return the extra copy of this letter and return it to Steve Block. If you have any questions, please feel free to contact Bill Myers, Steve Block or me.

                                                 Sincerely,

                                                 INTERNATIONAL FLAVORS &
                                                   FRAGRANCES INC.


                                                 By: /s/ EUGENE P. GRISANTI
                                                     ------------------------
                                                         Eugene P. Grisanti
                                                         Chairman & President



    AGREED AND ACCEPTED:


/s/ CARLOS A. LOBBOSCO
    ------------------
    Carlos A. Lobbosco